Sino Gas First Quarter of 2010 Earnings Conference Call

Mr. Yu-gang Zhang, Chief Financial Officer
Ms. Chun-ying Chai – IR officer

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Ms. Chun-ying Chai: Introduction and Safe Harbor

Good morning everyone and welcome to Sino Gas’ earnings conference call for the 2010 first quarter.  I am Chun-ying Chai, IR officer of Sino Gas International Holdings.

With us today are the company’s Chief Financial Officer, Mr. Yu-gang Zhang.

Before I turn the call over to Mr. Zhang, may I remind our listeners that in this call, management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities & Exchange Commission.

In addition, any projections as to the Company’s future performance represent management’s estimates as of today, May 14, 2010.  Sino Gas assumes no obligation to update these projections in the future as market conditions change.

For those of you unable to listen to the entire call at this time, a replay will be available for 14 days. Please find the access information for replays in our press release announcing this earnings conference call. The press release can be found at our corporate website, www.sino-gas.com.

And now it’s my pleasure to turn the call over to Sino Gas’ CFO, Mr. Zhang for opening remarks and detailed presentations of our latest operations and financial results.

Mr. Yugang Zhang:

Thank you Ms. Chai

Good morning ladies and gentlemen and welcome to Sino Gas’ first quarter of 2010 earnings results conference call.

We are delighted to announce significant increase in revenues, gross profit and operating income in the first quarter of 2010, compared to the same period of last year.  Sales up 38.11%, Gross Profit up 68.01%, and operating income up 72.46%.

The total revenues for the three months ended March 31, 2010 were $6,957,661, compared to $5,037,692 for the same period of last year, an increase of 38.11%.

We achieved considerable sale growth both in Gas Sales and Connection Fees.

Gas sales in the first quarter of 2010 were $4.21 million, up 10.44% from $3.82 million in the first quarter of 2009, accounted for 60% of our revenues in the quarter. The severe weather conditions in China affected the logistics of gas delivery. The Chinese government prioritized the delivery of gas to residential users during the severe weather, which has affected our industrial and commercial users. However, our existing projects maintained steady development, and more residential users were added to our gas distribution network. The significant increase of gas sales from residential users was able to more than offset the decrease of gas sales from industrial and commercial users. It is encouraging to see that we still achieved double digits growth in Gas Sales compared to the same period of last year.

In terms of revenue from connection fees,  due to seasonality effects, the first quarter is normally a slow season for the Company. With that being said, compared to the same period of last year, connection fee revenues in this quarter was very strong.

Connection fees were $2.75 million, up 124.35% from $1.22 million in the first quarter of 2009, accounted for 40% of our revenues. Connection fees were mainly generated from the development of new residential users. We connected 7,204 new households in the first quarter of 2010, compared to 2,878 new households connected in the first quarter of 2009.

Gross profit for the three months ended March 31, 2010 increased 68.01%, to $2.12 million from $1.26 million in the first quarter of 2009. The overall increase in gross profit was primarily driven by the increase of connection fees, which has a high gross margin.

Gross margin in the first quarter of 2010 was 30.53%, compared to 25.1% in the first quarter of 2009.

Gross margin for connection fees for the three months ended Mar 31, 2010, was 71.95%, which was in line with our last year average of 72.3%.

Gross margin for sales of natural gas was 3.54% for the three months ended March 31, 2010, the decrease in margin was largely due to the higher delivery cost caused by the severe weather in this quarter.

Our selling and marketing expenses in the three months ended March 31, 2010 were $0.27 million, approximately 3.90% of our net revenues, compared with $0.20 million or 4.03 % of our net revenues in the same period of 2009.

General and administrative expenses were $0.91 million for the three months ended March 31, 2010, approximately 13.03% of our net revenues, compared with $0.51 million, or approximately 10.17% of net revenues for the same period in 2009. Professional fee is higher than the same period of last year, which includes approximately $60K for engaging Ernst & Young on Sox Compliance and internal control.

Operating Income

Operating income for the three months ended March 31, 2010 was $947 thousand, a significant increase of 72.46%, compared to $549 thousand in the same period of 2009. The increase is largely driven by the increase in sales.

Other Income (Expense)

Other expense was $0.92 million for the three months ended Mar 31, 2010, compared with $0.05 million in the same period of 2009. The significant increase was due to the amortization cost of convertible note interest discount and interest expense of convertible note. We closed a convertible debt financing in the last quarter of 2009, which resulted in costs associated with the financing, such as interest discount-warrants, beneficial conversion feature, debt issuance cost, etc. Included in interest expense of $924 thousand, was $121 thousand convertible bonds coupon expense and $680 thousand non-cash flow amortization expense of convertible bonds interest discount

Income tax was $0.24 million for the three months ended Mar 31, 2010, compared to $0.16 million in the same period of 2009.

Net loss for the three months ended March 31, 2010 was $(0.21) million, compared with net income of $0.35 million in the same period of 2009. As we just explained, primarily driven by the sales increase, operating income significantly increased 72.46% compared to the same period of 2009.  However, the significant increase of operating income was negated by the additions of amortization cost of convertible note interest discount. Excluding these non-operational items of amortization expense of convertible bonds interest discount in the total of $0.68 million, our adjusted net income in the first quarter of 2010 would have been $0.48 million.

Balance Sheet and Cash Flow

As of March 31, 2010, the Company had $7.51 million in cash and cash equivalents, Stockholder' equity on March 31, 2010 was $63.08 million, The Company used $2.92 million in cash from operating activities in the first quarter of 2010, compared to $0.55 million in the first quarter of 2009. The decrease was mainly due to the reduction of accounts and other payables. Cash used in investing activities for the three months ended March 31, 2010 was $1.61 million, a slight decrease from $1.64 million in the same period of 2009. Cash sourced in financing activities for the three months ended March 31, 2010 was $2.2 million. We borrowed $2.2 million from local bank in the first quarter of 2010.

The company had $2.93 million in short-term bank loans as of March 31, 2010, $8.78 million in long-term bank loans, and $5.0 million convertible bonds.

Outlook

Going forward, Sino Gas will continue to focus on the existing projects, explore their potentials, increase the penetration rate, improve our gas distribution networks, and enhance operating efficiency and cost structure. Meanwhile, we will continue to seek additional revenue streams.

In the past several years, Sino Gas has strategically and geographically positioned itself in China. The company has heavily invested and built a good foundation and networks to get to the next level. The company currently owns and operates 1040 km of pipeline in 35 cities in different parts of China, and has the capacity to deliver approximately 1 million cubic meter gas daily. We will continue to target -opportunities to expand into small and medium size cities, and increase our market share as capital continues to becomes available for accretive opportunities.

As of today, Sino Gas has only developed a small portion of the market we cover, with an overall market penetration rate to date of about 10%. There is great potential in our existing projects.

Sino Gas has an experienced management team with solid industry background. Moreover, Sino Gas also has a good marketing team, who has proven track records to get good projects in targeted market. We are optimistic about our future growth.

As you all know, we have been making efforts to implement new IR initiatives to make the investor community more aware of the company. We have participated both in the Rodman & Renshaw and Roth Capital Investment conferences before a group of global investors in China and US and energy sectors. I will attend Rodman & Renshaw annual global investment conference May 16 to 18 in London. Hopefully I will see some of you there.

We thank you for your continuing support and look forward to the opportunities for Sino Gas in the coming year.

Thank you.

With that, I will now open the call to your questions. Operator, please?

(Q&A session)

Ms. Chai:

On behalf of the entire Sino Gas management team, we want to thank you for your interest and participation on this call.  If you have any interest in visiting Sino Gas, please let us know.  Please visit the Company website at www.sino-gas.com. Again, thanks for joining us on this call.  This concludes Sino Gas’s first quarter 2010 Earnings Conference Call.